SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 16, 2002

                            Pocahontas Bancorp, Inc.
                            -------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                     0-23969                   71-0806097
----------------------------    ---------------------       -------------------
(State or other jurisdiction    (Commission File No.)       (I.R.S. Employer
      of incorporation)                                      Identification No.)




Registrant's telephone number, including area code:  (870) 802-5900



                                 Not Applicable
                                ----------------
          (Former name or former address, if changed since last report)




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Item 5.         Other Events.
                -------------

        On January 16, 2001, First Community Bank ("FCB"), the subsidiary of Pocahontas Bancorp, Inc. (the "Registrant"), entered into a Stock Purchase Agreement with Spring Rivers Bancshares, Inc. ("Spring Rivers") and its Arkansas bank subsidiary, Peoples Bank of Imboden ("Peoples Bank"). The agreement provides, among other things, for the acquisition by FCB of all of the issued and outstanding shares of common stock of Peoples Bank, to be followed by the merger of Peoples Bank with and into FCB, with FCB as the surviving financial institution. Pursuant to the agreement, FCB will pay Spring Rivers cash consideration of approximately $8.0 million. The final purchase price will be calculated near the closing of the transaction and will be equal to the sum of
(i) 5% of Peoples Bank's local deposits, and (ii) Peoples Bank's tangible book value on such date. The parties have identified certain assets that will be retained by Spring Rivers or its affiliates and not transferred to FCB as part of the transaction. Any assets so retained by Spring Rivers or its affiliates will reduce the purchase price by the carrying value of such assets.

        The agreement is filed herewith as Exhibit 2 and is incorporated herein by this reference.

        The respective Boards of Directors of Peoples Bank and FCB have unanimously approved the agreement. Due diligence has been completed. Consummation of the transaction is subject to certain conditions, including the receipt of all required regulatory approvals. The transaction is structured as a tax-free reorganization. It is expected that the transaction will be completed prior to July 31, 2002.

        A press release announcing the signing of the definitive Stock Purchase Agreement is attached hereto as Exhibit 99.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.
             ------------------------------------------------------------------

         The following Exhibits are filed as part of this report:

         Exhibit 2 Stock Purchase Agreement, dated as of January 16, 2002, by and among First Community Bank and Spring Rivers Bancshares, Inc. and Peoples Bank of Imboden.

         Exhibit 99   Press release dated January 16, 2002.


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


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    POCAHONTAS BANCORP, INC.


DATE:  January 23, 2002             By     /s/ Dwayne Powell
                                           -------------------------------------
                                           Dwayne Powell
                                           President and Chief Executive Officer







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




                                    EXHIBIT 2

                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                              FIRST COMMUNITY BANK
                                       AND
                         SPRING RIVERS BANCSHARES, INC.
                                       AND
                             PEOPLES BANK OF IMBODEN

                                   DATED AS OF

                                January 16, 2002

                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I - THE ACQUISITION..............................................    1

         1.1      The Acquisition and Purchase Price.....................    1
         1.2      Excluded Liabilities...................................    2
         1.3      Time, Date and Location of Closing.....................    2
1.4      Closing Deliveries..............................................    3
1.5      Bank Merger       ..............................................    3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF BUYER.....................    3

         2.1      Organization...........................................    3
         2.2      Authorization..........................................    3

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY
              AND SHAREHOLDER............................................    4

         3.1      Organization...........................................    4
         3.2      Authorization; No Violation............................    4
         3.3      Capitalization; Title..................................    5
         3.4      Financial Statements...................................    5
         3.5      Compliance With Laws...................................    6
         3.6      Litigation.............................................    6
         3.7      Intellectual Property..................................    6
         3.8      Tax Matters............................................    6
         3.9      Insurance..............................................    7
         3.10     Banking Matters........................................    7
         3.11     Employee Benefit Plans.................................    9
         3.12     Environmental, Health and Safety Matters...............   12
         3.13     Contracts..............................................   13
         3.14     Absence of Certain Changes and Events..................   15
         3.15     Reserved ..............................................   16
         3.16     Undisclosed Liabilities................................   17
         3.17     Assets ................................................   17
         3.18     Certain Business Relationships.........................   17
3.19     Employees.......................................................   17
3.20     Brokers' and Finders' Fees......................................   17
3.21     Real Property...................................................   18

ARTICLE IV - PRE-CLOSING COVENANTS.......................................   19

4.1      Covenants         ..............................................   19
4.2      Transfer of Retained Assets.....................................   22

4.3      Allowance for Loan Losses.......................................   22

ARTICLE V - POST-CLOSING COVENANTS.......................................   22

ARTICLE VI - CONDITIONS    ..............................................   23

6.1      Conditions to the Obligations of Buyer..........................   23
6.2      Conditions to the Obligations of Subsidiary and Shareholder.....   24

ARTICLE VII - TERMINATION  ..............................................   24

7.1      Termination.....................................................   24
7.2      Effect of Termination; Survival.................................   25

ARTICLE VIII - INDEMNIFICATION...........................................   25

8.1      Remedies for Breaches of this Agreement.........................   25

ARTICLE IX - TAX MATTERS   ..............................................   26

9.1      Tax Matters.....................................................   26

ARTICLE X - GENERAL PROVISIONS...........................................   30

10.1     Notices  .......................................................   30
10.2     Applicable Law..................................................   31
10.3     Assignability; Binding Effect...................................   31
10.4     Entire Agreement................................................   31
10.5     Extension; Waiver...............................................   31
10.6     Amendment.......................................................   32
10.7     Remedies Cumulative.............................................   32
10.8     Counterparts....................................................   32
10.9     Severability....................................................   32
10.10    No Strict Construction..........................................   32
10.11    Interpretation..................................................   32
10.12    Expenses .......................................................   33
10.13    Specific Performance............................................   33


DEFINED TERMS LIST

                  Accountants............................................   27
                  Acquisition............................................    1
                  Agreement..............................................    1
                  Allocation Statement...................................   27
                  Bank Merger............................................   22


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


                  Bank Regulatory Authority..............................    7
                  BHC....................................................    1
                  Buyer..................................................    1
                  Buyer's Parent.........................................    1
                  Calculation Date.......................................    1
                  CERCLA.................................................   13
                  Closing................................................    2
                  Closing Date...........................................    3
                  Code...................................................    9
                  Control Group..........................................   10
                  Employees..............................................   20
                  Encumbrances...........................................    5
                  Environmental, Health and Safety Requirements..........   12
                  ERISA..................................................    9
                  FDIC...................................................    5
                  HOLA...................................................    1
                  Hold-back Amount.......................................    2
                  Intellectual Property..................................    6
                  Loans  ................................................    8
                  Local Deposits.........................................    2
                  Multiemployer Plan.....................................   10
                  PBGC...................................................   10
                  Plan...................................................    9
                  Purchase Price.........................................    1
                  Qualified Plan.........................................    9
                  RAP....................................................    5
                  Regulatory Approvals...................................    3
                  Regulatory Authority...................................    3
                  Retained Assets........................................   22
                  Section 338(h)(10) Election............................   26
                  Shareholder............................................    1
                  Shareholder's Group....................................    6
                  Shareholder's Management...............................   32
                  Shares.................................................    1
                  Subsidiary.............................................    1
                  Subsidiary Statements..................................    5
                  Subsidiary's Management................................   32
                  SWDA...................................................   13
                  Taxes..................................................    6
                  Title IV Plan..........................................   10
                  To the best knowledge of Shareholder and Subsidiary....   32

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") made and entered into as of January 16, 2002, by and among First Community Bank, a federal savings bank ("Buyer"), Peoples Bank of Imboden, an Arkansas state-chartered banking corporation ("Subsidiary") and Spring Rivers Bancshares, Inc., an Arkansas corporation and the sole shareholder of Subsidiary ("Shareholder").

                                    RECITALS

         1. Buyer is a wholly-owned subsidiary of Pocahontas Bancorp, Inc., a Delaware corporation ("Buyer's Parent");

         2. Shareholder is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC") and Buyer's Parent is a registered savings and loan holding company under the Home Owners' Loan Act, as amended (the "HOLA");

         3. Shareholder owns all of the issued and outstanding shares of common stock, $25.00 par value per share, of Subsidiary (collectively, the "Shares"); and

         4. Buyer desires to purchase from Shareholder and Shareholder desires to sell to Buyer the Shares for cash as provided herein (the "Acquisition").

         In consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                 THE ACQUISITION

         1.1 ACQUISITION AND PURCHASE PRICE.

         (a) Subject to the terms and conditions of this Agreement, Buyer will purchase from Shareholder, and Shareholder will sell to Buyer, the Shares, for the Purchase Price (as defined in Section 1.1(b)). At the Closing (as defined in Section 1.3(a)), and except as required by Section 1.1(d), Buyer will deliver the Purchase Price to Shareholder by wire transfer of immediately available funds to an account designated by Shareholder.

         (b) PURCHASE PRICE. The purchase price shall be an amount in cash computed as the sum of the following (the "Purchase Price"):

                (i) an amount equal to five percent (5%) of the aggregate balance, calculated from Subsidiary's general ledger as of the month end immediately preceding the Closing Date or as of such other date agreed to by Buyer and Shareholder (the "Calculation Date"), of Subsidiary's passbook accounts, statement savings accounts, checking accounts, certificates of deposit (but excluding brokered certificates of deposit, as hereinafter defined), money market accounts, NOW accounts and IRA accounts (the "Local Deposits"). For the purposes hereof, the term "brokered certificates of deposit" means a certificate of deposit that is obtained by Subsidiary, directly or indirectly, from or through the mediation or assistance of a deposit broker as that term is defined by 12 C.F.R. ss. 337.6(a)(5).

                (ii) (A) the book value of Subsidiary's tangible assets, including the aggregate unpaid principal balance, together with all accrued and unpaid interest thereon, of Subsidiary's Loans (as hereinafter defined), calculated from Subsidiary's general ledger as of the Calculation Date, less (B) Subsidiary's total liabilities on the Calculation Date, determined in accordance with RAP (as hereinafter defined).

         (c) CALCULATION OF PURCHASE PRICE. Within three (3) business days of the Calculation Date, Shareholder shall present to Buyer its calculation of the Purchase Price together with excerpts from Subsidiary's general ledger showing the Local Deposits and the tangible assets and total liabilities upon which such calculation is based.

         (d) PURCHASE PRICE HOLD-BACK. Buyer shall retain 3% of the Purchase Price at the Closing (the "Hold-back Amount"), which amount shall be paid to Shareholder as provided herein. Within sixty (60) days following the Closing Date, Buyer shall deliver to Shareholder by wire transfer of immediately available funds the Hold-back Amount, which amount shall be reduced (i) if, and to the extent, the calculation by Shareholder of the Purchase Price was higher than warranted due to the inclusion of deposit accounts in Local Deposits that should have been excluded pursuant to the terms of Section 1.1(b), and (ii) if, and to the extent, Shareholder fails to include in Retained Assets (as hereinafter defined) one or more of Subsidiary's Loans which should have been included on Schedule 4.2. The retention by Buyer of all or a portion of the Hold-back Amount shall not be Buyer's exclusive remedy for a breach of this Agreement by Shareholder or Subsidiary. If the reduction of the Hold-back Amount by Buyer is due to Shareholder's unwarranted exclusion from Retained Assets of one or more Loans which should have been included on Schedule 4.2, Buyer shall, at its option, either (i) include in Buyer's delivery of the Hold-back Amount the book value as of the Calculation Date of such Loans and retain title to such Loans, or (ii) exclude from Buyer's delivery of the Hold-back Amount the book value as of the Calculation Date of such Loans and, in consideration therefor, transfer such Loans to Shareholder, which transfer (A) shall be accompanied by the amount of any reserves specifically allocated by Subsidiary as of the Calculation Date with respect to such Loans, and (B) shall be made without recourse or warranty of any kind.

         1.2 EXCLUDED LIABILITIES. Buyer expressly will not assume any liability of Shareholder other than any liability relating to Subsidiary
(and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Shareholder giving rise to any such liability).

         1.3 TIME, DATE AND LOCATION OF CLOSING.

         (a) CLOSING; CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") will be held at a time and on a date mutually agreeable to the parties hereto (the "Closing Date"). In the absence of such agreement, the Closing will be held within ten (10) business days after the receipt of all consents and approvals (together, the "Regulatory Approvals"), and the expiration of all statutory waiting periods in respect thereof, of any federal, state, local, foreign or other court, governmental authority, administrative or other agency, commission, organization, or other regulatory authority (each, a "Regulatory Authority") as legally required to consummate the transactions contemplated hereby.

         (b) CLOSING LOCATION. The Closing will take place at the offices of Buyer at 1700 East Highland Drive, Jonesboro, Arkansas, or such other place as the parties hereto may mutually agree prior to the Closing Date.

         1.4 CLOSING DELIVERIES. At the Closing, (a) Subsidiary and Shareholder will deliver to Buyer the certificates referred to in Section 6.1(d); (b) Buyer will deliver to Subsidiary and Shareholder the certificates referred to in
Section 6.2(d); (c) Shareholder will deliver to Buyer stock certificates evidencing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents; and (d) Buyer will deliver to the Shareholder the Purchase Price, net of the Hold-back Amount.

         1.5 BANK MERGER. The parties hereto acknowledge that immediately after the consummation of the Acquisition on the Closing Date, Subsidiary will be merged with and into Buyer, with Buyer as the surviving financial institution.

                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Subsidiary and Shareholder as follows:

         2.1 ORGANIZATION. Buyer is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States.

         2.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of Buyer in accordance with the charter and bylaws of Buyer and governing law. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. Buyer has the corporate power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and such execution, delivery and performance do not violate any provisions of the charter or bylaws of Buyer or any agreement to which Buyer is a party or by which Buyer is otherwise bound or any applicable banking law to which Buyer is subject. Except for the Regulatory Approvals, no consent of any Regulatory Authority or other person is required to be obtained by Buyer in order to permit consummation of the transactions contemplated hereby.

                                   ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND SHAREHOLDER

         Except as may be disclosed to Buyer in a written disclosure schedule being delivered to Buyer by Shareholder in conjunction with or prior to the execution and delivery of this Agreement, which disclosure schedule shall specifically reference the representation and warranty to which it relates in this Article III, Subsidiary and Shareholder hereby jointly and severally represent and warrant to Buyer as follows:

         3.1 ORGANIZATION.

         (a) Subsidiary is an Arkansas state-chartered banking corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Subsidiary is authorized to transact the business of banking under the laws of the State of Arkansas and is duly authorized and has full power to own its properties and carry on its business as now being conducted. Subsidiary has delivered to Buyer correct and complete copies of the charter and bylaws of Subsidiary as amended to date. The minute books (containing the records of meetings of Shareholder, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Subsidiary are correct and complete in all material respects. Subsidiary is not in default under or in violation of any provision of its charter or bylaws.

         (b) Shareholder is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arkansas. Shareholder is duly authorized and has full power to conduct its businesses and is in good standing under the laws of each jurisdiction where such qualification is required. Shareholder has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Shareholder has delivered to Buyer correct and complete copies of the articles of incorporation and bylaws of Shareholder as amended to date. Shareholder is not in default under or in violation of any provision of its articles of incorporation or bylaws. Shareholder is duly registered as a bank holding company under the BHC.

         3.2 AUTHORIZATION; NO VIOLATION. The execution, delivery and performance of this Agreement have been duly authorized by the boards of directors of each of Subsidiary and Shareholder in accordance with their respective chartering instruments, bylaws and governing law. This Agreement constitutes the legal, valid and binding obligation of each of Subsidiary and Shareholder, enforceable against each of Subsidiary and Shareholder in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. Subsidiary and Shareholder have the corporate power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby, and such execution, delivery and performance do not violate any provisions of their respective chartering instruments, bylaws or any agreement to which Subsidiary or Shareholder is a party or by which Subsidiary or Shareholder is otherwise bound or any applicable law to which Subsidiary or Shareholder is subject. Except for the Regulatory Approvals, no consent of any Regulatory Authority or other person is required to be obtained by Subsidiary or Shareholder in order to permit consummation of the transactions contemplated hereby.

         3.3 CAPITALIZATION; TITLE.

         (a) As of the date hereof, the authorized capital stock of Subsidiary consists of 10,600 shares of common stock, $25.00 par value per share, of which 6,600 shares are issued and outstanding and no shares are held in treasury. Subsidiary has no shares of preferred stock outstanding. All of the issued and outstanding shares of Subsidiary common stock have been duly authorized and validly issued, fully paid and non-assessable. None of the outstanding shares of common stock are subject to any preemptive rights of Shareholder or any prior shareholder of Subsidiary.

         (b) Except for the common stock referred to in Section 3.3(a), there are no shares of capital stock or other equity securities of Subsidiary authorized or outstanding and no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Subsidiary. Subsidiary neither controls directly or indirectly nor has any direct or indirect equity participation in any corporation, partnership, trust or other business association.

         (c) Shareholder holds of record and beneficially the Shares free and clear of any restrictions on transfer, any liens, pledges, charges, and security interests (collectively, "Encumbrances"), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except for that certain lien granted to The Capital Bank pursuant to the terms of that certain Stock Pledge Agreement, dated as of August 23, 1999. Upon delivery of the Shares to Buyer at Closing, Buyer will be vested with full right, title and interest in and to the Shares, free and clear of all Encumbrances. Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require Shareholder to sell, transfer, or otherwise dispose of any capital stock of Subsidiary (other than this Agreement). Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Subsidiary.

         3.4 FINANCIAL STATEMENTS. Set forth in DISCLOSURE SCHEDULE 3.4 are Subsidiary's unaudited Consolidated Reports of Condition and Income filed by Subsidiary with the Federal Deposit Insurance Corporation ("FDIC") as of and for the twelve (12) months ended December 31, 2000 and the nine (9) months ended September 30, 2001 (together, the "Subsidiary Statements"). The Subsidiary Statements have been prepared in accordance with those accounting principles mandated by the Federal Financial Institutions Examination Council ("FFIEC") (hereinafter referred to as "RAP"), in each case for the period covered thereby, and present fairly the financial condition as of such dates and the results of operations for such periods, and are consistent with the books and records of Subsidiary, which books and records are correct and complete in all material respects; provided, that the Subsidiary Statements for the nine-month period ended September 30, 2001, are subject to normal year-end adjustments and the Subsidiary Statements do not contain any or all footnotes required by generally accepted accounting principles.

         3.5 COMPLIANCE WITH LAWS. Shareholder and Subsidiary are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of all Regulatory Authorities and other persons with jurisdiction over the activities of Shareholder or Subsidiary, except where the failure to be in compliance would have no material adverse impact on Subsidiary, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         3.6 LITIGATION. There is no legal, judicial, administrative or similar suit, action, investigation or proceeding pending or, to the best of the knowledge of Subsidiary and Shareholder, threatened against or affecting Subsidiary or Shareholder with respect to Shareholder or Subsidiary or any of their respective officers, directors, employees or agents thereof, in their capacities as such, which could have a material adverse effect on Subsidiary, or on any of the respective officers, directors, employees or agents thereof, in their capacities as such, or which would materially affect the ability of Subsidiary or Shareholder to consummate the transactions contemplated hereby or which is seeking to enjoin consummation of the transactions contemplated hereby or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Regulatory Authority or other person with jurisdiction over Subsidiary or Shareholder or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have such material adverse effect.

         3.7 INTELLECTUAL PROPERTY. Subsidiary owns or has the right to use pursuant to license, sublicense, agreement, or permission all trademarks, service marks, trade dress, logos, trade names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, all other proprietary rights, and all copies and tangible embodiments thereof in whatever form or medium (individually or collectively, as applicable, the "Intellectual Property") necessary for the operation of the business of Subsidiary as presently conducted.

         3.8 TAX MATTERS. Shareholder and its subsidiaries (together, "Shareholder's Group") have filed all Tax (as defined below) returns that they are required to file. All such Tax returns were correct and complete in all material respects. For the purposes hereof, Tax returns means all returns, reports, forms, or other information required to be filed with any taxing authority with respect to any Tax. All federal, state, local, or foreign income, gross receipts, license, payroll, employment related (including employee withholding or employer payroll tax or FICA or FUTA), excise, franchise, profits, disability, real property, personal property sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not (collectively, "Taxes") owed by Shareholder's Group have been paid or adequately provided for. None of Shareholder's Group currently is the beneficiary of any extension of time within which to file any Tax return. No claim has ever been asserted against Shareholder or Subsidiary by a Regulatory Authority in a jurisdiction where any of Shareholder's Group does not file Tax returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Subsidiary that arose in connection with any failure, or alleged failure, to pay any Tax. Shareholder's Group has withheld and paid, or adequately provided for, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other person. Shareholder does not expect any Regulatory Authority to assess any additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of any of Shareholder's Group either (i) claimed or raised by a Regulatory Authority in writing or (ii) as to which Shareholder's Management (as defined in Section 10.11) has actual knowledge after due investigation and inquiry. Shareholder has delivered or made available to Buyer correct and complete copies of all federal, state or other income Tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Shareholder's Group for the past three (3) years. None of Shareholder's Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth in DISCLOSURE SCHEDULE 3.8, none of Shareholder's Group is a party to any Tax allocation or sharing agreement. Subsidiary has no liability for the Taxes of any person under applicable law, as a transferee or successor, by contract, or otherwise. The unpaid Taxes of Shareholder's Group relating to or in connection with Subsidiary did not, as of the most recent month, exceed the reserve for Tax liability and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Shareholder's Group in filing its Tax returns.

         3.9 INSURANCE. DISCLOSURE SCHEDULE 3.9 sets forth each insurance policy to which Subsidiary or Shareholder is a party relating to Subsidiary and with respect to each such policy: (a) to the knowledge of Subsidiary and Shareholder, the policy is legal, valid, binding, enforceable, and in full force and effect;
(b) neither Subsidiary nor Shareholder nor, to the knowledge of Subsidiary or Shareholder, any other party to the policy, is in breach or default, including with respect to the payment of premiums or the giving of notices, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (c) to the knowledge of Subsidiary and Shareholder, no party to the policy has repudiated any provision thereof. Subsidiary has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

         3.10 BANKING MATTERS.

         (a) REPORTS. Each of Subsidiary and Shareholder on behalf of Subsidiary has timely filed all reports, notices, registrations and applications, together with any amendments required to be made with respect thereto, that Subsidiary or Shareholder was required to file during the three
(3) years preceding the date hereof with Regulatory Authorities charged with supervision or regulation of financial institutions or engaged in the insurance of deposits (each, a "Bank Regulatory Authority") with respect to Subsidiary and all other reports, notices and applications required to be filed thereby during the three (3) years preceding the date hereof, including, without limitation, any report, notice, registration or application required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Bank Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith. No Bank Regulatory Authority or other person has initiated any proceeding or investigation into the business or operations of Subsidiary or Shareholder with respect to Subsidiary during the three (3) years preceding the date hereof. There is no unresolved written violation, written criticism, or written exception by any Regulatory Authority or other person with respect to any report or statement relating to any examinations of Subsidiary or Shareholder with respect to Subsidiary.

         (b) AGREEMENTS WITH REGULATORY AUTHORITIES. Neither Subsidiary nor Shareholder with respect to Subsidiary is subject to any cease-and-desist or other order issued by, or is it a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is it subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulatory Authority or other person with jurisdiction over the activities of Subsidiary or Shareholder with respect to Subsidiary, that restricts the conduct of the business of Subsidiary or Shareholder with respect to Subsidiary or that relates to the capital adequacy, compliance with laws, credit policies, management or business of Subsidiary or Shareholder with respect to Subsidiary, nor has Subsidiary or Shareholder with respect to Subsidiary been advised by any Bank Regulatory Authority or other person with jurisdiction over the activities of Subsidiary or Shareholder with respect to Subsidiary that it is considering issuing or requesting the foregoing.

         (c) INVESTMENT SECURITIES. Each of Subsidiary and Shareholder with respect to Subsidiary has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Encumbrance, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations thereof. Such securities are valued on the books of Subsidiary and Shareholder with respect to Subsidiary in accordance with RAP.

         (d)    LOAN PORTFOLIO.

                (i) Except as set forth in DISCLOSURE SCHEDULE 3.10(d), Subsidiary is not a party to any written or oral (A) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements and guarantees) (collectively, "Loans"), under the terms of which the obligor is, as of the date of this Agreement, over ninety (90) days delinquent in payment of principal or interest or in default of any other material provision, or (B) Loan with any director or executive officer of Shareholder, or affiliate of the foregoing. DISCLOSURE SCHEDULE 3.10(d) sets forth all of the Loans of Subsidiary that as of the date of this Agreement are classified by any Bank Regulatory Authority as Special Mention, Substandard, Doubtful or Loss, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of December 31, 2001, and the identity of the borrower thereunder, and each asset of Subsidiary that as of the date of this Agreement is classified as Other Real Estate Owned and the book value thereof as of the date of this Agreement.

                (ii) Each Loan (A) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Encumbrances which have been perfected, and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors generally and to general principles of equity.

         (e) ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses set forth in the Subsidiary Statements as of nine (9) months ended September 30, 2001 is adequate in all material respects under the requirements of generally accepted accounting principles to provide for possible or specific losses, net of recoveries relating to Subsidiary's loans as of September 30, 2001 and contains an additional amount for unanticipated future losses at a level considered adequate by the management of each of Shareholder and Subsidiary and the applicable Bank Regulatory Authorities as of their most recent determination. In the reasonable judgment of Subsidiary's Management, the aggregate loan balances of Subsidiary at such date in excess of such allowance are fully collectible in accordance with their terms.

         (f) DERIVATIVE TRANSACTIONS. Neither Subsidiary nor Shareholder with respect to Subsidiary has engaged in transactions in or involving, and does not own or hold and has no exposure to, any forwards, futures, options on futures, swaps or other similar derivative instruments.

         (g)    OTHER  ACTIVITIES.  Except as set  forth in  DISCLOSURE
SCHEDULE  3.10(g),  Subsidiary  does not engage in any insurance activities.

         3.11 EMPLOYEE BENEFIT PLANS.

         (a)    DEFINITIONS.

                (i) Plan. Plan includes each bonus, deferred compensation, pension, retirement, profit sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, change in control, retention, restricted stock, stock option, employment, termination, severance, compensation, medical, health, life, disability or similar plan, agreement, policy, practice or arrangement (including without limitation each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than a Multiemployer Plan (as defined in Section 3.11(a)(iv)),
         (A) which currently is or has at any time been maintained for employees of Subsidiary or (B) to which Subsidiary makes or made, or at any time was required to make, contributions.

                (ii) Qualified Plan. Qualified Plan means any Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Internal Revenue Code of 1986, as amended (the "Code").

                (iii) Title IV Plan. Title IV Plan means any Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA.

                (iv) Multiemployer Plan. Multiemployer Plan means any employee benefit plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA and to which Shareholder or any Control Group member has or had any obligation to contribute.

                (v) Control Group. Control Group means a controlled group of corporations of which Subsidiary is a member within the meaning of
         Section 414(b) of the Code, any group of corporations or entities under common control with Subsidiary within the meaning of Section 414(c) of the Code or any affiliated service group of which Subsidiary is a member within the meaning of Section 414(m) of the Code.

         (b) PLANS LISTED. All Plans and Multiemployer Plans are set forth in DISCLOSURE SCHEDULE 3.11(b).

         (c)    OPERATION OF PLANS.

                (i) Each Plan has been administered in compliance with its terms and with all filing, reporting disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations and interpretations thereunder, except where the failure to do so would not, individually or in the aggregate, result in any material adverse effect on Subsidiary.

                (ii) All written communications with respect to each Plan currently and in the past reflect and have, in all material respects, reflected the documents and operations of the Plan and no person has or had any liability by reason of any such communication.

                (iii) No reportable event (as defined in Section 4043 of ERISA and regulations issued thereunder) has occurred with respect to any Title IV Plan.

                (iv) Neither Subsidiary nor any other member of the Control Group, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Subsidiary is contemplated herein, in violation of Section 406(a) or (b) of ERISA or which is a prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

                (v) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred, or is expected to be incurred, by Subsidiary or any other member of the Control Group with respect to any Title IV Plan. PBGC has not instituted any proceedings, and there exists no event or condition which would constitute grounds for institution of proceedings by PBGC, to terminate any Title IV Plan under Section 4042 of ERISA.

                (vi) Each Qualified Plan (together with its related funding instrument) is qualified and Tax exempt under Sections 401 and 501 of the Code and is the subject of a favorable Internal Revenue Service determination with respect to such qualification and exemption.

                (vii) No matter is pending relating to any Plan before any Bank Regulatory Authority.

                (viii) Every fiduciary and official of each Plan is bonded to the extent required by Section 412 of ERISA and no civil or criminal action with respect to any Plan, pursuant to any federal or state law, has been brought, is pending or to the best knowledge of Shareholder's Management or Subsidiary's Management, is threatened, against Subsidiary, any Control Group member, any officer, director or employee thereof.

                (ix) Neither Subsidiary nor any Qualified Plan fiduciary has any liability to any Qualified Plan participant or beneficiary under any provisions of ERISA by reason of any action or failure to act in connection with any Qualified Plan, including, but not limited to, any liability by reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights.

         (d) PLAN DOCUMENTS AND RECORDS. Complete and correct copies of all current and prior documents for the three (3) year period specified herein, including all amendments thereto, with respect to each Qualified Plan, have been made available or delivered to Buyer. These documents include, but are not limited to, the following: Qualified Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with Regulatory Authorities, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements, premium reports to PBGC ("Form PBGC1") and annual reports ("Form 5500") for the most recent three (3) plan years ending prior to the Closing Date.

        (e)     FINANCES.

                (i) In so far as they relate to Subsidiary, all contributions payable to each Qualified Plan for all benefits earned and other liabilities accrued through September 30, 2001, determined in accordance with the terms and conditions of such Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the balance sheet of Subsidiary as of September 30, 2001, included in the Subsidiary Statements.

                (ii) Set forth in DISCLOSURE SCHEDULE 3.11(e) is (A) the amount of the liability for minimum contributions for the last three
         (3) plan years to any Qualified Plan, (B) the approximate amount of the minimum contribution to any Qualified Plan for the plan year during which the Closing Date is to occur, and (C) the annual cost of providing coverage under any Plan that is a welfare plan as defined in Section 3(1) of ERISA to all former employees of Subsidiary or any other member of the Control Group and all dependents of a former employee.

         (f) TITLE IV PLANS AND MULTIEMPLOYER PLANS. None of Subsidiary, any Control Group member, or Shareholder with respect to Subsidiary either currently maintains or contributes, or has ever maintained or contributed to, any Title IV Plan or any Multiemployer Plan.

         (g) Except as set forth in DISCLOSURE SCHEDULE 3.11(g), there are no Plans, arrangements or agreements to which Subsidiary is a party or by which it is bound and under which, as a result of any particular transaction or transactions (including but not limited to the transactions contemplated by this Agreement), any director, officer, employee or other agent of the Subsidiary, or any other party claiming through such a person, will or may acquire rights with respect to any Plan or become entitled to a distribution or payment with respect to any Plan at a date earlier than if such transaction had not occurred (except in accordance with Section 401(k)(10) of the Code), or otherwise receive or become vested in rights and benefits with respect to any Plan or any other arrangement or agreement. Without limitation of the foregoing, except as set forth in DISCLOSURE SCHEDULE 3.11(g), Subsidiary is not a party to any Plan covering, or any agreement with, any director, officer, employee or agent of Subsidiary pursuant to which any such person will be entitled to any payment by Subsidiary upon termination of employment or service on the board of directors of Subsidiary following a change in control of Subsidiary.

         3.12 ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

         (a) Subsidiary and its predecessors and subsidiaries (if any) have complied and is in compliance with all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, concerning public health and safety, worker health and safety, and pollution or protection of the environment, each as amended and as now or hereinafter in effect (collectively, "Environmental, Health and Safety Requirements"), except for any such non-compliance which, individually or in the aggregate, has not had a material adverse effect on Subsidiary.

         (b) Subsidiary and each of its subsidiaries (if any) have obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of the facilities and the operation of the business of Subsidiary.

         (c) Neither Subsidiary nor Shareholder has received any written or, to the best knowledge of Shareholder's Management or Subsidiary's Management, oral notice, report or other written communication regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Subsidiary, its business or its facilities arising under Environmental, Health and Safety Requirements.

         (d) To the best knowledge of Shareholder's Management or Subsidiary's Management, none of the following exists at any property or facility owned or operated by Subsidiary or Shareholder relating to Subsidiary:
(i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii)materials or equipment containing polychlorinated biphenyls, or
(iv) landfills, surface impoundments, or disposal areas.

         (e) With respect to Subsidiary, none of Subsidiary, Shareholder, or, to the best knowledge of Shareholder's Management or Subsidiary's Management, their respective predecessors or affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility, and no such property or facility is contaminated by any such substance, in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health and Safety Requirements.

         (f) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of Regulatory Authorities pursuant to any of the transaction-triggered or responsible property transfer Environmental, Health and Safety Requirements.

         (g) With respect to Subsidiary, neither Subsidiary nor Shareholder, has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health and Safety Requirements.

         (h) With respect to Subsidiary, no facts, events or conditions relating to the past or present facilities, properties or operations of Subsidiary or Shareholder will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         3.13 CONTRACTS. DISCLOSURE SCHEDULE 3.13 lists the following contracts and other agreements to which Subsidiary or Shareholder is a party and which relate to Subsidiary:

         (a) any agreement for the lease of personal property to or from any person providing for lease payments in excess of $5,000 per annum;

         (b) any agreement for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss, or involve consideration in excess of $5,000;

         (c)    any agreement concerning a partnership or joint venture;

         (d) any agreement under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed an Encumbrance on any of its assets, other than agreements related to deposit liabilities incurred in the ordinary course;

         (e)    any agreement concerning confidentiality or noncompetition;

         (f) with respect to Subsidiary, any agreement with Shareholder and any affiliates;

         (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

         (h)    any collective bargaining agreement;

         (i) other than oral "at-will" employment agreements or arrangements, any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $5,000;

         (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

         (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Subsidiary; or

         (l) any other agreement, the performance of which involves consideration in excess of $5,000.

         Subsidiary and Shareholder have delivered to Buyer a correct and complete copy of each written agreement listed in DISCLOSURE SCHEDULE 3.13, each as amended, and a written summary setting forth the terms and conditions of each oral agreement referred to in DISCLOSURE SCHEDULE 3.13. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the consummation of the transactions contemplated hereby shall not cause the agreement to not be legal, valid, binding, enforceable, and in full force and effect on identical terms; (iii) neither Subsidiary nor Shareholder, or, to the knowledge of Shareholder's Management or Subsidiary's Management, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) neither Subsidiary nor Shareholder, or, to the knowledge of Shareholder's Management or Subsidiary's Management, any other party, has repudiated any provision of the agreement.

         3.14 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in DISCLOSURE SCHEDULE 3.14, since September 30, 2001:

         (a) Subsidiary has not sold, leased, transferred, or assigned any of its assets, other than for a fair consideration in the ordinary course of business;

         (b) other than oral "at-will" employment agreements or arrangements, neither Subsidiary nor Shareholder has entered into any agreement, contract, lease, or license with respect to Subsidiary either involving more than $5,000 or outside the ordinary course of business;

         (c) other than oral "at-will" employment agreements or arrangements, no party, including Shareholder, has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license with respect to Subsidiary involving more than $5,000 to which Subsidiary or Shareholder is a party or by which any of them is bound;

         (d) Subsidiary has not imposed any Encumbrance upon any of its assets;

         (e) Subsidiary has not made any capital expenditure involving more than $5,000 or outside the ordinary course of business;

         (f) Subsidiary has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person, either involving more than $5,000 except for loans to or acquisitions of securities or other assets made in the ordinary course of Subsidiary's business;

         (g) Subsidiary has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $5,000, other than agreements related to deposit liabilities incurred in the ordinary course;

         (h) Subsidiary has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

         (i) Subsidiary has not cancelled, compromised, waived, or released any right or claim either involving more than $5,000 or outside the ordinary course of business;

         (j) neither Subsidiary nor Shareholder has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (k) there have been no changes made or authorized in the charter or bylaws of Subsidiary;

         (1) Subsidiary has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

         (m) Subsidiary has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

         (n) Subsidiary has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property except for customary wear and tear;

         (o) Subsidiary has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

         (p) with respect to Subsidiary, neither Subsidiary nor Shareholder has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement other than entering into and/or modifying oral "at-will" employment agreements or arrangements;

         (q) Subsidiary has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

         (r) with respect to Subsidiary, neither Subsidiary nor Shareholder has adopted, amended, modified, or terminated any Plan, including, without limitation, any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of the Subsidiary's directors, officers, and employees;

         (s) Subsidiary has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

         (t) Subsidiary has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

         (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving Subsidiary; and

         (v) neither Subsidiary nor Shareholder (as applicable) has committed to do any of the foregoing.

         3.15 [Reserved]

         3.16 UNDISCLOSED LIABILITIES. Subsidiary has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for liabilities in the Subsidiary Statements for the interim period from September 30, 2001 to the date hereof that had not heretofore been paid or discharged or incurred by Subsidiary in or as a result of the normal and ordinary course of its business since September 30, 2001.

         3.17 ASSETS.

         (a) TITLE TO ASSETS. Subsidiary has good and marketable title to, or a valid leasehold interest in, all properties and assets of Subsidiary shown on the Subsidiary Statements for the period ended September 30, 2001 or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the ordinary course of business since September 30, 2001, and for the liens of Taxes not yet payable or minor imperfections of title which do not, in the aggregate, materially affect the value or use of such real or personal property to or by Subsidiary.

         (b) TANGIBLE ASSETS. Subsidiary owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the business of Subsidiary as presently conducted. To the best knowledge of Shareholder and Subsidiary on the date hereof and as of the Closing Date, each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         3.18 CERTAIN BUSINESS RELATIONSHIPS. None of Shareholder and its affiliates has been involved in any business arrangement or relationship with Subsidiary within the past twelve (12) months, which constitutes a transaction under either Section 23A or 23B of the Federal Reserve Act, as amended, and none of Shareholder and its affiliates owns any asset that is used in the business of Subsidiary.

         3.19 EMPLOYEES. Subsidiary's Management (as defined in Section 10.11) has no actual knowledge after due investigation and inquiry of any executive, key employee, or group of employees having any plans to terminate employment with Subsidiary. With respect to Subsidiary, neither Subsidiary nor Shareholder is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. With respect to Subsidiary, neither Subsidiary nor Shareholder has committed any unfair labor practice. Subsidiary's Management has no actual knowledge after due investigation and inquiry of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Subsidiary.

         3.20 BROKERS' AND FINDERS' FEES. Except as set forth in DISCLOSURE
SCHEDULE 3.20, neither Subsidiary nor Shareholder has incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated hereby.

         3.21 REAL PROPERTY.

         (a) DISCLOSURE SCHEDULE 3.21 lists and describes all real property that Subsidiary or Shareholder with respect to Subsidiary owns. With respect to each such parcel of owned real property:

                (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of general real estate Taxes and special assessments not yet due and payable and recorded easements, covenants, and other restrictions that do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                (ii) there are no pending or, to the best knowledge of Shareholder and Subsidiary on the date hereof and as of the Closing Date, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                (iii) all facilities have received all approvals of Regulatory Authorities and other persons (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                (iv) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein; and

                (v) there are no parties (other than Subsidiary or Shareholder with respect to Subsidiary) in possession of the parcel of real property, other than tenants under any leases disclosed in DISCLOSURE SCHEDULE 3.21 who are in possession of space to which they are entitled;

         (b) DISCLOSURE SCHEDULE 3.21 lists and describes all real property leased or subleased by Subsidiary or Shareholder with respect to Subsidiary. Subsidiary and Shareholder have delivered or made available to Buyer correct and complete copies of the leases and subleases listed in DISCLOSURE SCHEDULE 3.21. With respect to each such lease and sublease:

                (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby without the need to obtain the consent of the landlord or any other party to such lease or sublease;

                (iii) neither Subsidiary, Shareholder, or, to the best knowledge of Shareholder's Management or Subsidiary's Management, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                (iv) neither Subsidiary nor Shareholder has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or sublease hold; and

                (v) all facilities leased or subleased thereunder have received all approvals (including licenses and permits) of Regulatory Authorities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

         4.1 COVENANTS. The parties hereto agree as follows with respect to the period between the date of this Agreement and the Closing Date.

         (a) GENERAL. Each of the parties hereto will use its best efforts to take all action and to do all things necessary or advisable in order to consummate the transactions contemplated hereby.

         (b) OPERATION OF BUSINESS. Shareholder will neither cause nor permit Subsidiary to and Subsidiary will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of Subsidiary, except as contemplated herein. Without limiting the generality of the foregoing, Shareholder will neither cause nor permit Subsidiary to and Subsidiary will not (i) pay in excess of market interest rates on Subsidiary's passbook accounts, statement savings accounts, certificates of deposit or money market accounts, or (ii) engage in any practice, take any action, or enter into any transaction of the type described in Section 3.14; provided, the parties hereby acknowledge that Shareholder after notice to Buyer, may cause Subsidiary to declare and pay cash dividends during the period following the date of this Agreement and ending on the day prior to the Calculation Date, the amount of which dividends, in the aggregate, will not exceed $250,000, and no prior approval or other consent by Buyer shall be required for the payment of such cash dividends. For purposes of this covenant, any DISCLOSURE SCHEDULE relating to Section 3.14 will be disregarded.

         (c) PRESERVATION OF BUSINESS. Shareholder will cause Subsidiary to, and Subsidiary will use its best efforts to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (d) FULL ACCESS. Shareholder will permit and will cause Subsidiary to, and Subsidiary will permit representatives of Buyer to have full access to, all premises, properties, personnel, books, records, including Tax records, contracts, and documents of or pertaining to Subsidiary or to Shareholder with respect to Subsidiary.

         (e) NOTICE OF DEVELOPMENTS. Each party hereto will give prompt written notice to the other of any fact, circumstance or condition that causes or constitutes a breach of any representation and warranty of that party given on the date of this Agreement if any party becomes aware of the occurrence after the date of this Agreement of any fact, circumstance or condition that would cause or constitute a breach of any such representation and warranty had such representation and warranty been made as of the time of occurrence or discovery of such fact, circumstance or condition.

         (f) DISPOSITION OF THE SHARES. Shareholder will not sell, transfer, pledge or otherwise dispose of any of the Shares without the prior written consent of Buyer.

         (g) EXCLUSIVITY. Neither Subsidiary nor Shareholder may (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Subsidiary, including any acquisition structured as a merger, consolidation, or share exchange or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Subsidiary and Shareholder will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) EMPLOYEE MATTERS. Subsidiary or Shareholder will notify in writing all employees of Subsidiary (collectively, the "Employees") about the transactions contemplated hereby. To the extent required by law or by its own policies and practices, Subsidiary or Shareholder will pay all payroll, unemployment and other Taxes, vacation and sick pay, severance benefits, and other charges, claims or obligations arising out Subsidiary's employment of the Employees prior to the Closing Date, whether arising before, on or after the Closing Date, and Buyer will not be liable for any such charges, claims or obligations.

         (i) TRANSFER OF DATA. Subsidiary and Shareholder acknowledge that Buyer will convert all of the account data relating to Subsidiary. Subsidiary and Shareholder will cooperate and work with Buyer to complete the tasks required to facilitate the conversion of such account data. Such tasks include, but are not limited to, providing Buyer with reports and other items as are necessary to complete the conversion process and related testing procedures. Within thirty (30) days after the date hereof and again on the Closing Date, Subsidiary and Shareholder will provide Buyer, at Buyer's expense, with reports and related documentation and account information for Subsidiary in a format acceptable to Buyer. Shareholder agrees to reasonably cooperate in resolving any conversion related issues arising from the conversion following the Closing Date.

         (j) REQUIRED APPROVALS. As soon as practicable after the execution of this Agreement, Buyer will prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all Regulatory Authorities and other persons required for the transactions described in this Agreement to be consummated. Shareholder and Subsidiary will furnish Buyer with all information concerning Shareholder or Subsidiary as may be necessary or advisable in connection with such applications, filings and registrations. Buyer will furnish Subsidiary with copies of all such applications, filings and registrations prior to the filing thereof with any Regulatory Authorities and provide Subsidiary a reasonable opportunity to provide changes. Thereafter, Buyer will file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the transactions contemplated hereby to be consummated. Buyer will deliver to Subsidiary, after the filing thereof, copies of each and all of such applications, filings, registrations, and notifications for which Buyer is responsible (except for any portions thereof containing confidential information relating to Buyer and so marked as confidential), and any supplement, amendment, or item of additional information in connection therewith (except for any portions thereof containing confidential information relating to Buyer and so marked as confidential). Each party will also deliver promptly to the other a copy of each material notice, order, opinion, and other item of correspondence received by such party from such Regulatory Authorities and other persons (except for any portions thereof containing confidential information relating to the principally responsible party and so marked as confidential) and will advise the other party, at the other party's request, of developments and progress with respect to such matters.

        (k) FINANCIAL STATEMENTS; REPORTS. Shareholder and Subsidiary will deliver to Buyer not later than thirty (30) days after the end of any fiscal year and fiscal quarter, Subsidiary's unaudited financial statements for the fiscal period then ended prepared in conformity with RAP, and all other reports filed by Subsidiary or Shareholder relating to Subsidiary with all Bank Regulatory Authorities within three (3) business days of the filing of any such report.

         (l) PRESS RELEASES. At all times prior to the Closing Date, each party hereto will mutually agree with the other party prior to the issuance of any press release or other information to any person for general circulation with respect to this Agreement or the transactions contemplated hereby, but nothing contained herein shall prohibit Buyer or its affiliates from making any public disclosure that its counsel deems necessary.

         (m) EMPLOYEE BENEFITS MATTERS. Employees of Subsidiary employed by Buyer immediately after the Closing Date will be eligible for participation in employee benefit plans available to other similarly situated employees of Buyer. Service of any such Employee completed with Subsidiary prior to the Closing Date will be credited for purposes of eligibility and vesting in the plans of Buyer, but not for purposes of benefit accrual. If such Employees are covered by medical and dental plans of Buyer after the Closing Date, Buyer will waive, and will cause the relevant insurance carriers and other persons to waive, all restrictions and limitations for any medical condition existing as of the Closing Date affecting any such Employee or their eligible dependants for the purpose of any such plans; but only to the extent that such condition would be covered by the relevant Subsidiary or Shareholder, as applicable, medical or dental plan immediately before Closing. Each such Employee's coverage under a group health plan of Buyer will credit such Employee towards the deductibles and out of pocket limits imposed under the group medical, dental and vision plans of the Buyer, for the year during which the Closing Date occurs, with any deductibles already incurred during such year under the relevant group medical, dental or vision plan of Subsidiary or Shareholder, as applicable.

         (n) BANK MERGER. Subsidiary will enter into an agreement with Buyer for, and take all of the actions necessary and desirable to cause, the merger of Subsidiary with and into Buyer, with Buyer as the surviving financial institution (the "Bank Merger") to be effective on the Closing Date, immediately after the consummation of the Acquisition. The agreement pursuant to which the Bank Merger will be effected will provide, in addition to customary terms and conditions for such a bank merger between related parties, that the obligations of Subsidiary are conditioned on the immediate prior consummation on the same date as the Acquisition pursuant to this Agreement. The transactions contemplated hereby include both the Acquisition and the Bank Merger.

         4.2 TRANSFER OF RETAINED ASSETS. Prior to the Calculation Date, Subsidiary and Shareholder will each use all commercially reasonable efforts to sell for cash or cause the sale for cash of the Retained Assets from Subsidiary to Shareholder or to another affiliate of Shareholder. Each of the Retained Assets shall be sold for cash at such asset's book value as reflected on the then current general ledger of Subsidiary. For purposes of the preceding sentence, "book value" shall mean the unpaid principal balance of such Loans, plus accrued interest. Such transfer shall be accompanied by the amount of any reserve specifically allocated by Subsidiary with respect to such Loan. In the event the transfer of the Retained Assets to Shareholder or to another affiliate of Shareholder is not completed prior to the Calculation Date, Buyer shall sell for cash the Retained Assets to Shareholder or an affiliate of Shareholder (at Shareholder's election) for the book value thereof immediately following the Closing, and such sales shall be effected on the Closing Date. All sales made pursuant to this Section 4.2, whether prior to or on the Calculation Date, shall be made without recourse or warranty of any kind. For the purposes hereof, the term "Retained Assets" shall mean such of Subsidiary's Other Real Estate Owned and such of Subsidiary's Loans as are specified on DISCLOSURE SCHEDULE 4.2 (which Disclosure Schedule shall be updated by Subsidiary on the Calculation
Date), together with Subsidiary's full title and interest in such Other Real Estate Owned and in any collateral securing such Loans.

         4.3 ALLOWANCE FOR LOAN LOSSES. Subsidiary shall not make any additional allowances for loan losses after the Calculation Date. Immediately prior to the calculation of the Purchase Price on the Calculation Date, Subsidiary shall increase its provision for loan losses to the extent necessary to ensure that Subsidiary's allowance for loan losses following the sale of the Retained Assets specified in Section 4.2 is at least 0.85% of Subsidiary's Loans; provided, however, no increase in the provision for loan losses that results in such allowance exceeding 0.85% of Subsidiary's Loans will cause a decrease in the calculation of the Purchase Price on the Calculation Date.

                                    ARTICLE V
                             POST-CLOSING COVENANTS

         5.1 The parties hereto agree as follows with respect to the period following the Closing Date.

         (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each party hereto will take such further action, including the execution and delivery of such further instruments and documents as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party.

         (b) TRANSITION. Neither Subsidiary nor Shareholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Subsidiary from maintaining the same business relationships with Subsidiary or Buyer after the Closing as it maintained with Subsidiary or Shareholder with respect to Subsidiary prior to the Closing. Subsidiary and Shareholder will refer all customer inquiries relating to the business of Subsidiary to Buyer from and after the Closing.

         (c) BANK MERGER. Subsidiary will take all of the actions necessary and desirable to cause the Bank Merger to be effective on the Closing Date, immediately after the consummation of the Acquisition.

                                   ARTICLE VI
                                   CONDITIONS

         6.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions:

         (a) All of the representations and warranties made by Subsidiary and Shareholder in this Agreement and in any documents or certificates provided by Subsidiary or Shareholder to Buyer in connection with the transactions contemplated hereby will have been true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date.

         (b) Subsidiary and Shareholder will have performed and complied in all material respects with all their agreements and covenants hereunder through the Closing Date.

         (c) No action, suit, or proceeding will be pending or threatened against Buyer, Shareholder or Subsidiary before any Regulatory Authority or other person wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the Shares and to control Subsidiary, or (iv) affect adversely the right of Subsidiary to own its assets and to operate its businesses and no such injunction, judgment, order, decree, ruling, or charge will be in effect.

         (d) Buyer will have received certificates signed by the President and Chief Executive Officer of each of Subsidiary and Shareholder, dated the Closing Date, certifying that the conditions set forth in Section 6.1 (a),
Section 6.1(b) and Section 6.1(c) have been satisfied in all respects.

         (e) The parties hereto will have received all Regulatory Approvals and any applicable statutory waiting periods in respect thereto shall have expired.

         (f) Between the date of this Agreement and the Closing Date, the business of Subsidiary will have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there will not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Subsidiary.

         6.2 CONDITIONS TO THE OBLIGATIONS OF SUBSIDIARY AND SHAREHOLDER. The obligations of each of Subsidiary and Shareholder to consummate the transactions contemplated hereby are subject to satisfaction of the following conditions:

         (a) All of the representations and warranties made by Buyer in this Agreement and in any documents or certificates provided by Buyer to Subsidiary and Shareholder in connection with the transactions contemplated hereby will have been true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date.

         (b) Buyer will have performed and complied in all material respects with all its agreements and covenants hereunder through the Closing Date.

         (c) No action, suit, or proceeding will be pending or threatened against Shareholder or Subsidiary before any Regulatory Authority or other person wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         (d) Subsidiary and Shareholder will have received a certificate signed by the President and Chief Executive Officer of Buyer, dated the Closing Date, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied in all respects.

                                   ARTICLE VII
                                   TERMINATION

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, as follows:

         (a)    By mutual written consent of Buyer, Subsidiary and Shareholder;

         (b) By any party hereto if there will have been a final judicial or regulatory determination (as to which all periods for appeal will have expired and no appeal will be pending) that any material provision of this Agreement is illegal, invalid or unenforceable

(unless the enforcement thereof is waived by the affected party) or denying any Regulatory Approval upon which any party's obligations hereunder is conditioned;

         (c) By Buyer by giving written notice to Subsidiary and Shareholder if Subsidiary or Shareholder has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified them of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or if the Closing will not have occurred on or before August 31, 2002 by reason of the failure to satisfy any condition hereunder, unless the failure results primarily from Buyer breaching any representation, warranty, or covenant contained in this Agreement; or

         (d) By Subsidiary or Shareholder by giving written notice to the Buyer if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Subsidiary or Shareholder has notified Buyer of the breach, and the breach has continued without cure for a period of (30) days after the notice of breach or if the Closing will not have occurred on or before August 31, 2002 by reason of the failure to satisfy any condition hereunder unless the failure results primarily from Subsidiary or Shareholder breaching any representation, warranty, or covenant contained in this Agreement.

         7.2 EFFECT OF TERMINATION; SURVIVAL. In the event of termination of this Agreement as provided in Section 7.1, this Agreement will forthwith become null and void and no further force and effect except that the agreement contained in Section 10.12 hereof will survive the termination hereof and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties of the parties hereto contained in this Agreement will survive the Closing, except that the following representations and warranties will survive the Closing for a period of one year: Section 3.3,
Section 3.4, Section 3.5, Section 3.6, Section 3.8, Section 3.10, Section 3.11,
Section 3.12, Section 3.16 and Section 3.20.

         (b)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                (i) If Subsidiary or Shareholder breaches any of their respective representations, warranties, or covenants contained herein and set forth in Section 8.1(a) above and if Buyer makes a written claim for indemnification against Shareholder within the applicable survival period, then, subject to Section 8.1(b)(iii), Shareholder agrees to indemnify the Buyer from and against the entirety of any loss the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, or caused by such breach; provided, in no event shall Shareholder's obligations pursuant to this Section 8.1(b)(i) be greater than the Purchase Price.

                (ii) Shareholder agrees to indemnify Buyer from and against the entirety of any loss Buyer may suffer resulting from, arising out of, or caused by any liability of Shareholder's Group for any Taxes of Shareholder with respect to any Tax year or portion thereof ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable and to the extent such Taxes are not reflected in the reserve for Tax liability maintained by Subsidiary and reflected on the Subsidiary's internal unaudited financial statements as of the Closing Date.

                (iii) Notwithstanding anything contained in this Section 8.1(b) to the contrary, Shareholder shall have no liability for indemnification hereunder unless and to the extent that the aggregate amount of loss suffered by the Buyer for which a claim or claims for indemnification have been asserted exceed $70,000 (the "Indemnity Threshold"); provided, that the Indemnity Threshold shall not apply in the event the liability for indemnification arises out of or in connection with a breach by Shareholder of its covenant contained in
         Section 4.2 to include in DISCLOSURE SCHEDULE 4.2 all of the Loans properly includable on such Schedule.

         (c) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party hereto may have.

                                   ARTICLE IX
                                   TAX MATTERS

         9.1. (a) TAX MATTERS. The following provisions will govern the allocation of responsibility between Buyer and Shareholder for certain Tax matters following the Closing Date:

                (i) Shareholder will (A) join Buyer in making the election permitted to be made under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law (collectively, the "Section 338(h)(10) Election"), (B) cooperate with Buyer to take all actions necessary to effect and preserve timely such
         Section 338(h)(10) Election in accordance with Treasury Regulation
         Section 1.338(h)(10)-1 (and, any comparable provisions of state and local law and any successor provisions thereto) and (C) take no position, inconsistent with treating the purchase and sale of the Shares as a Section 338(h)(10) Election. Shareholder will assist Buyer in the preparation of Form 8023 and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law; provided, that Buyer shall be solely responsible for, and shall pay all costs and expenses, including professional fees, in connection with the preparation and filing of the forms, returns, schedules and other documents necessary for making the
         Section 338(h)(10) Election. Subject to the provisions of Section 9.1(a)(iii), Shareholder agrees that Buyer may make any determination or election required or permitted to be made in connection with the
         Section 338(h)(10) Election. Shareholder will execute Form 8023 and any accompanying schedules and such other documents or forms at the Closing or at such other time as

         Buyer may request or as required by the Code in order to effectuate the Section 338(h)(10) Election. Buyer and Shareholder will file all Tax returns in a manner consistent with the
         Section 338(h)(10) Election, Form 8023 and any accompanying schedules and such other documents and forms as are requested by Buyer to effectuate the Section 338(h)(10) Election.

                (ii) Shareholder will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify Buyer and Subsidiary for any loss arising out of the failure to pay such Tax. Shareholder will also pay any state, local or foreign Tax and indemnify Buyer and Subsidiary against any loss arising out of any failure to pay such Tax attributable to the Section 338(h)(10) Election or to an election or deemed election under state, local or foreign law similar to the election under Section 338(g) of the Code which results from the making of the Section 338(h)(10) Election. Shareholder will indemnify and hold harmless Buyer and Subsidiary in respect of losses resulting from the Section 338(h) (10) Election being finally determined or agreed by the parties hereto to be invalid or unavailable due to Subsidiary not being a member of the selling consolidated group before the purchase and sale of the Shares, as that term is defined in Section 338(h)(10)(B) of the Code.

                (iii) Prior to the Closing, Buyer and Shareholder will agree upon the allocation of the Purchase Price among the assets of Subsidiary for purposes of preparing a properly completed Form 8023 and any comparable form required under state or local law and will set forth such allocation on a statement attached hereto (the "Allocation Statement"). If Buyer and Shareholder are unable to agree upon such allocation for purposes of the Allocation Statement within thirty (30) days, then the issues in dispute will be submitted to Erwin & Co., Little Rock, Arkansas, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (A) each such party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the such allocation or the Allocation Statement and to discuss such allocation or the Allocation Statement with the Accountants; (B) such allocation and the Allocation Statement will be determined and set forth in a notice delivered to both parties by the Accountants and will be binding and conclusive on such parties; and (C) Buyer and Shareholder will each bear 50% of the fees of the Accountants in connection with the foregoing. Buyer and Shareholder will report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement and will not take any position inconsistent therewith.

                Notwithstanding any other provision of this Agreement, Shareholder and Subsidiary shall not be in breach of the representations and warranties contained in Section 3.4, 3.8 and 3.16 as a result of any increased Tax liability caused by the 338(h)(10) Election.

         (b) TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Shareholder will prepare or cause to be prepared and file or cause to be filed all Tax returns for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax returns with respect to periods for which a consolidated income Tax return of Shareholder's Group will include the operations of Subsidiary. Shareholder will permit Buyer to review and comment on each such Tax return described in the preceding sentence prior to filing. Shareholder will reimburse Buyer for Taxes of Subsidiary with respect to such periods within fifteen (15) days after payment by Buyer or Subsidiary of such Taxes, to the extent such Taxes are not reflected in the reserve for Tax liability shown on the Subsidiary's internal unaudited financial statements as of the Closing Date.

         (c) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer will prepare or cause to be prepared and file or cause to be filed any Tax returns of Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Shareholder will pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability shown on Subsidiary's internal unaudited financial statements as of the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of Shareholder Group.

         (d)    COOPERATION ON TAX MATTERS.

                (i) The parties hereto will cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to all Taxes. Such cooperation will include the retention and (upon any other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Subsidiary and Shareholder agree (A) to retain all books and records with respect to Tax matters pertinent to Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Regulatory Authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, Subsidiary or Shareholder, as the case may be, will allow the other party to take possession of such books and records.

                (ii) Buyer and Shareholder further agree, upon request, to use their best efforts to obtain any certificate or other document from any Regulatory Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                (iii) Buyer and Shareholder further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         (e)    TAX SHARING AGREEMENTS.

                (i) All Tax sharing agreements or similar agreements with respect to or involving Subsidiary will be terminated as of the Closing Date and, after the Closing Date, Subsidiary will not be bound thereby or have any liability thereunder, except as provided in this Section 9.1(e).

                (ii) Payments between Shareholder and Subsidiary with respect to Tax periods ended on or before December 31, 2001 shall be made prior to the Calculation Date.

                (iii) With respect to the Tax settlement for the period beginning on January 1, 2002 and ending on the Closing Date, the necessary information shall be provided by Subsidiary to Shareholder as soon as practicable after the Closing Date but in no event later than 60 days following the Closing Date. For purposes of calculating the final payment due under any Tax sharing agreement to Shareholder or to Subsidiary (a "Final Settlement Payment"), all such Tax settlements shall be computed at the applicable statutory rate in effect for each period, giving effect to any estimated payments made by Subsidiary related to each period. Each Final Settlement Payment shall be made in accordance with the provisions of this Section 9.1(e).

                (iv) With respect to each Final Settlement Payment and with the information described in Section 9.1(e)(iii), and within 30 days of receipt of such information, Shareholder shall provide Buyer its calculation, performed in a manner consistent with Section 9.1(e)(iii), of the amount of the Final Settlement Payment. If any Final Settlement Payment is to be made by Subsidiary to Shareholder, Buyer shall cause Subsidiary to transfer the amount of any such Final Settlement Payment to Shareholder within 15 days of receipt of Shareholder's delivery of such calculation. If any Final Settlement Payment is to be made to Subsidiary, Shareholder shall pay to Buyer or Subsidiary, as Buyer may direct, any such Final Settlement Payment within 15 days of receipt of Shareholder's calculation thereof.

                (v) If either party hereto disagrees with the calculation of any Final Settlement Payment, that party shall deliver notice of disagreement to the other party hereto. If a notice of disagreement shall be delivered, the parties hereto shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts. If, during such period, the parties are unable to reach such agreement, they shall promptly thereafter cause an independent accounting firm reasonably satisfactory to Shareholder and Buyer (who shall not have any material relationship with Shareholder or Buyer), promptly to review the disputed items or amounts for the purpose of calculating the Final Settlement Payment. Such independent accounting firm shall deliver to Shareholder and Buyer, as promptly as practicable, a report setting forth such calculation or calculations. Such report shall be final, conclusive and binding upon the parties hereto. Any required payments resulting herefrom shall be made within 15 days of receipt of such report. The cost of such review and report shall be borne equally by Shareholder and Buyer.

         (f) CERTAIN TAXES. All Taxes and related fees (including any penalties and interest) incurred in connection with this Agreement will be paid by Shareholder when due, and, except as otherwise provided by Section 9.1, Shareholder will, at its own expense, file all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax returns and other documentation.

                                    ARTICLE X
                               GENERAL PROVISIONS

         10.1 NOTICES. All notices, requests, demands and other communications hereunder will be in writing and will be deemed duly given to any party hereto
(a) upon delivery to the address of the party or parties as specified below if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), (b) upon dispatch if transmitted by facsimile and such transmission is confirmed successfully by the transmitting machine, in each case addressed as follows:

         (a)    IF TO BUYER:            First Community Bank
                                        1700 East Highland Drive
                                        Jonesboro, Arkansas,  72403
                                        Attn.:  Dwayne Powell, President and
                                                Chief Executive Officer
                                        Telephone:  (870) 802-5934
                                        Facsimile:  (870) 802-5945

                WITH A COPY TO:         Luse Lehman Gorman Pomerenk &
                                        Schick, P.C.
                                        5335 Wisconsin Ave, NW
                                        Washington, DC  20015
                                        Attn.:  Robert B. Pomerenk, Esq.
                                                Eric Luse, Esq.

                                        Telephone:  (202) 274-2000
                                        Facsimile:  (202) 362-2902

         (b)    IF TO SUBSIDIARY:       Peoples Bank of Imboden
                                        Highway 63
                                        Imboden, Arkansas  72434
                                        Attn.:  Preston L. Clark, President and
                                                Chief Executive Officer
                                        Telephone:  (870) 869-2291
                                        Facsimile:  (870) 869-2179

         (c)    IF TO SHAREHOLDER:      Spring Rivers Bancshares, Inc.
                                        P.O. Box 490
                                        300 West Emerson
                                        Paragould, Arkansas  72460
                                        Attn.:  Charles Luter, President and
                                                Chief Executive Officer
                                        Telephone:  (870) 236-7623
                                        Facsimile:  (870) 236-7492

                WITH A COPY TO:         McAfee & Taft
                                        10th Floor
                                        2 Leadership Square
                                        Oklahoma City, Oklahoma  73102
                                        Attn.:  Bruce Crum, Esq.
                                        Telephone:  (405) 552-2247
                                        Facsimile:  (405) 228-7447

or to such other address as any party hereto may designate any written notice in the aforesaid manner.

         10.2 APPLICABLE LAW. This Agreement will be construed and interpreted according to the laws of the State of Arkansas without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

         10.3 ASSIGNABILITY; BINDING EFFECT. This Agreement may be assigned by Buyer to any affiliate thereof, but not by Subsidiary or Shareholder; provided, no such assignment shall relieve Buyer from its obligations hereunder. This Agreement will inure to the benefit of and be binding upon the respective successors and any permitted assigns of the parties hereto.

         10.4 ENTIRE AGREEMENT. This Agreement and other documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all previous oral and written agreements among the parties relating thereto.

         10.5 EXTENSION; WAIVER. At any time, the parties hereto may extend the time for the performance of any of the obligations or other acts of any other party, waive any inaccuracies in the representations and warranties contained in this Agreement and waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument signed on behalf of such party. The waiver by any party hereto of a breach of any provision hereunder will not operate to be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.6 AMENDMENT. This Agreement may be amended, modified, or supplemented only by the prior written agreement of the parties hereto.

         10.7 REMEDIES CUMULATIVE. All remedies of the parties provided herein will, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceeding or otherwise, to enforce the performance or observance of the agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as will be deemed expedient, by such party.

         10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.

         10.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         10.10 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

         10.11 INTERPRETATION. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. To the best knowledge of Shareholder and Subsidiary refers to the actual knowledge of Charles Luter, the President and Chief Executive Officer of Shareholder ("Shareholder's Management"), and Preston L. Clark, the President and Chief Executive Officer of Subsidiary ("Subsidiary's Management") after due investigation and inquiry regarding the matter in question. No provision of this Agreement will be construed to require either party hereto to take any action that would violate any applicable law, rule or regulation.

         10.12 EXPENSES.

         (a) Each of the parties hereto will bear its own costs and expenses (including fees and expenses of its own financial consultants, accountants and legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby. Shareholder agrees that Subsidiary has neither borne nor will bear any of the Shareholder's costs and expenses (including any of its legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (b) In the event of any termination of this Agreement by a party pursuant to Section 7.1(c) or (d), as the case may be, based on a breach of a representation or warranty, or the breach of a covenant by the other party hereto, the breaching party shall pay to the non-breaching party all out-of-pocket costs and expenses, including, without limitation, reasonable legal, accounting, and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into this Agreement and carrying out of any and all acts contemplated hereunder; provided, however, that this clause shall not be construed to relieve or release a breaching party from any additional liabilities or damages arising out of its willful breach of any provision of this Agreement.

         10.13 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terns or otherwise are breached. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

                                     FIRST COMMUNITY BANK
Attest:
/s/ James Edington                   By:   /s/ Dwayne Powell
------------------------                   -------------------------------------
                                     Its:  President and Chief Executive Officer



                                     PEOPLES BANK OF IMBODEN
Attest:
/s/ Karen Berry                      By:   /s/ Charles F. Luter
------------------------                   -------------------------------------
                                     Its:  President and Chief Executive Officer



                                     SPRING RIVERS BANCSHARES, INC.
Attest:
/s/ Karen Berry                      By:   /s/ Charles F. Luter
------------------------                   -------------------------------------
                                     Its:  President and Chief Executive Officer

                                   EXHIBIT 99

Pocahontas Bancorp, Inc.
1700 East Highland Drive
Jonesboro, Arkansas  72403



FOR IMMEDIATE RELEASE

CONTACTS:
Dwayne Powell                              Charles F. Luter
President and Chief Executive Officer      President and Chief Executive Officer
Pocahontas Bancorp, Inc.                   Spring Rivers Bancshares, Inc.
TEL: (870) 802-5934                        TEL: (870) 236-7623

POCAHONTAS BANCORP, INC. SUBSIDIARY TO ACQUIRE PEOPLES BANK OF IMBODEN IN A MERGER VALUED AT APPROXIMATELY $8.0 MILLION

         Jonesboro and Imboden, Arkansas. January 16, 2002. Pocahontas Bancorp, Inc. (Nasdaq NMS: PFSL) ("Pocahontas Bancorp"), the holding company for First Community Bank ("FCB"), announced today that FCB has entered into a definitive agreement under which FCB would acquire Peoples Bank of Imboden, an Arkansas bank subsidiary of Spring Rivers Bancshares, Inc., in a cash merger valued at approximately $8.0 million. The Board of Directors of each institution has unanimously approved the transaction. Due diligence has been completed.

         Dwayne Powell, President and Chief Executive Officer of Pocahontas Bancorp and FCB, stated, "We are very pleased to announce the acquisition of Peoples Bank and the expansion of the FCB franchise in the Lawrence County, Arkansas market area." Upon completion of the transaction and the completion of the acquisition of North Arkansas Bancshares, Inc. and its unit, Newport Federal Savings Bank, which was announced in November 2001, Pocahontas Bancorp will have approximately $585 million in assets and will have a total of 25 branch offices in Northeast Arkansas.

         Charles Luter, President and Chief Executive Officer of Spring Rivers Bancshares, stated, "We are pleased to have reached this agreement with the Pocahontas Bancorp organization. The customers of Peoples Bank will benefit from this new relationship with a bank that shares our commitment to community banking." Peoples Bank of Paragould, Spring Rivers Bancshares' other bank subsidiary, is not involved in the transaction and will continue to be operated as a subsidiary of Spring Rivers Bancshares.

         Preston L. Clark, President and Chief Executive Officer of Peoples Bank, will serve as an executive with FCB following the merger, and will remain in Imboden. Customers of Peoples Bank should anticipate no change in the type and style of community banking services they have become accustomed to, and should benefit from an expanded menu of banking services.

         The transaction, which is expected to be completed in the second calendar quarter of 2002, is subject to approval by applicable regulatory authorities.

         Pocahontas Bancorp estimates that the cost savings opportunities from the transaction equal 10% of Peoples Bank's annualized operating expenses, or approximately $145,000 pre-tax. The transaction is expected to be immediately accretive to Pocahontas Bancorp's earnings per share. In addressing the financial aspects of the transaction, Mr. Powell continued, "The acquisition of Peoples Bank strengthens our market presence in Lawrence County and will provide for enhanced growth opportunities there that we expect to add to earnings going forward. In addition, the acquisition continues the transformation of FCB to a more commercial bank-like balance sheet and operations."

         The deal price represents 157.4% of Peoples Bank's tangible book value at September 30, 2001 and 11.2 times Peoples Bank's annualized earnings for the nine months ended September 30, 2001.

         Pocahontas Bancorp is the holding company for First Community Bank, a federal savings bank. First Community Bank is headquartered in Jonesboro, Arkansas, and operates 20 full-service banking offices in Northeast Arkansas. At September 30, 2001, Pocahontas Bancorp had total assets of $483.6 million, total deposits of $384.5 million and stockholders' equity of $44.6 million.

         Peoples Bank is headquartered in Imboden, Arkansas, and operates four full-service banking offices. At September 30, 2001, Peoples Bank had total assets of $64.2 million, total deposits of $58.7 million and stockholders' equity of $5.1 million.

         This news release contains certain forward-looking statements. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings, and anticipated future results. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating FCB and Peoples Bank, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which FCB and Peoples Bank are engaged, changes in the securities markets, and other factors.

                                      # # #





                                       2